CERTIFICATE OF DESIGNATIONS
OF
PREFERRED STOCK, SERIES A
OF
INDEPENDENCE BANCSHARES, INC.

Independence Bancshares, Inc., a corporation organized and existing under the laws of the State of South Carolina (the “Corporation”), in accordance with the provisions of Sections 33-6-102 and 33-10-106 of the South Carolina Business Corporation Act of 1988, as amended, does hereby certify as follows:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the articles of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on April 13, 2015, creating a series of 10,000 shares of Preferred Stock of the Corporation designated as “Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, $.01 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation. The designation of the series of Preferred Stock created hereby shall be Preferred Stock, Series A, with $.01 par value and a liquidation preference of $1,000.00 per share (hereinafter referred to as the “Designated Preferred Stock”). Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock will rank equally with any Parity Stock (as defined below) with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, if any, and will rank senior to the Common Stock (as defined below) with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of shares of Designated Preferred Stock shall be 10,000.

Section 3. Definitions. As used herein with respect to the Designated Preferred Stock:

“Applicable Dividend Rate” shall mean 6% per annum.

“Articles of Incorporation” shall mean the Corporation’s articles of incorporation, as they may be amended, restated, supplemented or modified from time to time.

“Bylaws” shall mean the bylaws of the Corporation, as they may be amended, restated, supplemented or modified from time to time.

“Certificate of Designations” shall mean the Certificate of Designations of the Designated Preferred Stock of the Corporation, as it may be amended, restated, supplemented or modified from time to time.

“Common Stock” shall mean the common stock, $0.01 par value per share, of the Corporation.

“Designated Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Dividend Payment Commencement Date” shall mean September 30, 2016.

“Dividend Payment Date” shall mean June 15 and December 15 of each year.

“Junior Stock” shall mean the Common Stock and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks junior to the Designated Preferred Stock with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Parity Stock” shall mean any class or series of capital stock of the Corporation (other than the Designated Preferred Stock) the terms of which do not expressly provide that it ranks senior or junior to the Designated Preferred Stock with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Record Date” shall mean the 1st day of the calendar month in which the applicable Dividend Payment Date falls on or such other record date, not more than thirty calendar days nor less than ten calendar days preceding the applicable Dividend Payment Date, as is fixed by the Board of Directors.

“ROA Calculation” shall mean the percentage calculated by dividing (i) the Corporation’s reported GAAP net income for any two consecutive quarters, as adjusted for any extraordinary non-recurring charges or gains relating to securities gains and gains on the sale of assets or their equivalent (provided, that if any single upfront payments are received during that quarter, the amount of the upfront payment shall be amortized over the life of the contract to which such payment relates), and (ii) the Corporation’s reported average consolidated assets, the average of which will be calculated by averaging the beginning of the period asset balance and the end of period asset balance.

“ROA Test” shall be satisfied when the ROA Calculation exceeds 2.00% (on an annualized basis calculated by multiplying the quarterly amount by four) as reported under GAAP for any calendar reporting period.

“SCBCA” shall mean the South Carolina Business Corporation Act of 1988, as amended.

Section 4. Dividends. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cash dividends in arrears at a rate per annum equal to the Applicable Dividend Rate. Such dividends shall be payable Holders of Designated Preferred Stock on each Dividend Payment Date (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), commencing with the first such Dividend Payment Date to occur after the Dividend Payment Commencement Date to holders of record as they appear upon the stock transfer books of the Corporation on the Record Date. Dividends shall be non-cumulative. After the Dividend Payment Commencement Date, the Corporation shall not declare, pay or set aside any dividends on shares of any Junior Stock unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Designations) the holders of the Designated Preferred Stock then outstanding first receive, or simultaneously receive, a cash dividend in arrears on each outstanding share of Designated Preferred Stock in an amount no less than the Applicable Dividend Rate.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, (i) any declared but unpaid dividends, and (ii) out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of the holders of any class or series of securities ranking senior to the Designated Preferred Stock, the rights of the holders of any Parity Stock and the rights of the Corporation’s creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of any Junior Stock as to such distribution, payment in full of an amount equal to $1,000.00 per share of Designated Preferred Stock (the “Liquidation Preference”). The holders of Designated Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference to all holders of Designated Preferred Stock and the corresponding amounts payable with respect to any Parity Stock as to such distribution to all holders of such Parity Stock, the holders of Designated Preferred Stock and the holders of such Parity Stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any Parity Stock as to such distribution have been paid in full to the holders of such Parity Stock, the holders of other capital stock of the Corporation shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption by the Corporation. The Corporation, at the option of its board of directors, may redeem the shares of Designated Preferred Stock at a redemption price equal to the Liquidation Preference per share of Designated Preferred Stock (the “Redemption Price”) at any time, provided such redemption is conducted per this Section 6 (b) and the holder has the option to elect conversion prior to such redemption. The Corporation may require the holder of shares of Designated Preferred Stock to effect the conversion of its shares of Designated Preferred Stock as provided for in Section 8 hereof. Any written request by the Corporation in respect of the foregoing shall be deemed to have the same force and effect as the notice of redemption described in Section 6(b).

(b) Notice by the Corporation of Redemption. Notice of redemption of the shares of Designated Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to each holder of record of such shares at its last address appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any such notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holders receive such notice. Each notice shall state (i) the redemption date; and (ii) the number of shares of Designated Preferred Stock held by the holder that the Corporation shall redeem on the redemption date specified in the notice; and (iii) the place where the Designated Preferred Stock is to be redeemed. A Holder will have 10 business days following the date notice is deemed given to elect optional conversion per Section 8 herein.

(c) Effectiveness of Redemption. Subject to Section 8(f), if notice of redemption has been duly given by the Corporation and if on or before the redemption date specified in the notice all funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of such shares, so as to be and continue to be available therefor, then, notwithstanding that the certificate for the shares so called for redemption has not been surrendered for cancellation, on and after the redemption date such shares shall cease to be outstanding, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption.

(d) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of preferred stock other than Designated Preferred Stock).

(e) Partial Redemption. In case of the redemption of less than all of the then-outstanding shares of Designated Preferred Stock, the Corporation shall have the discretion to designate the shares to be redeemed pro rata, by lot or by a substantially equivalent method selected by the Board of Directors. The right of the Corporation to redeem all or a portion of the Designated Preferred Stock is subject to the Corporation having received prior approval from the Federal Reserve Board (or other applicable federal agency) if such approval is required under applicable capital guidelines or policies of the Federal Reserve Board (or other applicable federal agency).

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall have such voting rights as set forth below or as otherwise required by law.

(b) Voting with the Common Stock as a Single Class. Except as provided by law or by Section 7(c) below and so long as any shares of Designated Preferred Stock are outstanding, (i) holders of Designated Preferred Stock shall vote together with the holders of Common Stock as a single class, and (ii) on any matter that is presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Designated Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Designated Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, without the vote or consent of the holders of at least a 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, the Corporation shall not amend, alter or repeal any provision of the Certificate of Designations, the Articles of Incorporation or the Bylaws in any respect (including any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to significantly and adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; provided, however, that the authorization of Designated Preferred Stock, Parity Stock or Junior Stock shall not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Holders of outstanding Designated Preferred Stock and shall not require affirmative vote or consent of the Holders of outstanding Designated Preferred Stock. On each matter voted on by the holders of Designated Preferred Stock voting as a separate class as provided in this Section 7(c), each share of Designated Preferred Stock is entitled to one vote.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Sections 7(a) through 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a Record Date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Conversion.

(a) General. Subject to Section 8(g), each share of Designated Preferred Stock shall be convertible, at the option of the holder thereof , into 1,250 fully paid and non-assessable shares of Common Stock (“Conversion Rate”). If the Corporation effects a stock split, this Conversion Rate will be adjusted proportionally to such split and will be reflected in the Corporation’s books and records and applicable stock registers.

(b) Rights upon Conversion. Immediately upon conversion, the rights of a holder with respect to such holder’s shares of Designated Preferred Stock so converted shall cease and the person entitled to receive the shares of Common Stock upon the conversion of such shares of Designated Preferred Stock shall be treated for all purposes as having become the record and beneficial owner of such shares of Common Stock.

(c) Notice and Effectiveness of Conversion. A holder of any shares of Designated Preferred Stock may exercise the conversion rights in whole or in part as to any such shares of Designated Preferred Stock by delivering to the Corporation during regular business hours, at the principal office of the Corporation with notice to the attention of Corporate Secretary, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that such holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on such date, in which event he shall be deemed to have become a Common Stock shareholder of record on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares of Designated Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Designated Preferred Stock representing the unconverted shares of the certificate so surrendered.

(d) Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Designated Preferred Stock as provided for herein, the full number of shares of Common Stock deliverable upon the conversion of all Designated Preferred Stock from time to time outstanding.

(e) Automatic Conversion. The Designated Preferred will automatically convert to Common Stock (i) in full if the Corporation’s Common Stock becomes listed on the NASDAQ (or equivalent nationally recognized exchange) and the market capitalization of the Common Stock (including all shares of Common Stock on an as-converted basis), measured by the volume weighted average price for the 30 calendar days preceding the date of conversion, exceeds each of (A) the liquidation value of the Designated Preferred Stock and (B) 20% of the prior period reported GAAP balance sheet total assets; (ii) in full if the Corporation has satisfied the ROA Test; or (iii) in full or in part (proportionally based on the outstanding shares of Designated Preferred Stock) upon the cash investment by the Corporation (“Invested Amount”) in any of the Corporation’s subsidiary federally insured depository institution(s), in which case the number of converted shares will be equal to the Invested Amount divided by the Conversion Rate. Notice of conversion of the shares of Designated Preferred Stock shall (x) be mailed by first class mail, postage prepaid, addressed to each holder of record of such shares at its last address appearing on the books of the Corporation, with instruction on how to receive the converted shares in certificate or book entry form, (x) shall be recorded in the stock register of the Corporation and (z) notice provided to the Corporation’s applicable stock transfer agent.

(f) Conversion and Redemption subject to Regulatory Requirements. To the extent a holder of any shares of the Designated Preferred Stock is required by federal banking laws to receive regulatory approval or nonobjection from the Federal Reserve Board (or other applicable federal agency) to own shares of the Corporation’s Common Stock issuable upon conversion of one or more shares of Designated Preferred Stock or hold shares of Designated Preferred Stock following a redemption of Designated Preferred Stock, the Corporation shall not effect such conversion to Common Stock or redemption until the holder of such shares of Designated Preferred Stock shall have received such approval or nonobjection.

(g) Partial Conversion. In the event some but not all of the Designated Preferred Stock represented by a certificate or certificates surrendered by the holder of the Designated Preferred Stock are converted, the Corporation shall execute and deliver to or on the order of the holder of the Designated Preferred Stock, at the expense of the Corporation, a new certificate representing the shares of the Designated Preferred Stock not converted.

(h) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Designated Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Designated Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

Section 9. No Sinking Fund. The shares of Designated Preferred Stock are not subject to the operation of a sinking fund.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Transfer. Subject to applicable securities laws, regulation and restrictions, the holders of Designated Preferred Stock shall be able to sell, assign, transfer, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, the Designated Preferred Stock.

Section 12. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 13. Notices. Except as otherwise expressly set forth herein, all notices or communications in respect of the Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Designations, the Articles of Incorporation or Bylaws or by applicable law.

Section 14. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 15. Directors of the Bank. So long as any shares of Designated Preferred Stock are outstanding, the Corporation shall take such action as is necessary to ensure that at all times no less than two directors of the Corporation (the “Appointed Bank Directors”) are serving as directors of Independence National Bank, the wholly-owned banking subsidiary of the Corporation. Further, the Appointed Bank Directors shall both serve on the credit committee and the investment committee of Independence National Bank.

Section 16. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.